Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan of SuccessFactors, Inc. of our report dated February 26, 2010, with respect to the consolidated financial statements of SuccessFactors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of SuccessFactors, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

April 30, 2010